Exhibit 10(n)

AMENDED AND RESTATED NOTE ADMINISTRATION FEE AGREEMENT

This Amended and Restated Note Administration Fee Agreement (this “Agreement”), dated as of October 1, 2005, is by and between B.F. SAUL COMPANY (the “Advisor”), B.F. SAUL REAL ESTATE INVESTMENT TRUST (the “Trust”) and, solely with respect to Section 1(a) hereof, B.F. SAUL ADVISORY COMPANY, L.L.C. (“Saul Advisory”).

RECITALS

WHEREAS, the Advisor, the Trust and, solely for the purpose of effecting the assignment thereunder, Saul Advisory, have entered into the Amended and Restated Advisory Contract, dated as of October 1, 2005, as it may be amended from time to time (the “Advisory Contract”);

WHEREAS, Section 4.B. of the Advisory Contract permits the Advisor to receive separate compensation for rendering services that, in the opinion of the Trustees, are more appropriately performed by the Advisor or its affiliates for separate compensation;

WHEREAS, Saul Advisory and the Trust entered into the Note Administration Fee Agreement dated as of February 8, 2002 (the “Existing Agreement”) to provide for separate compensation to Saul Advisory for the services provided and the costs incurred by Saul Advisory in administering the Trust’s notes program (the “Program”);

WHEREAS, Saul Advisory currently receives a fee of 2% of the principal amount of notes as they are issued in connection with the Program as compensation for the services provided and costs incurred by Saul Advisory in administering the Program;

WHEREAS, pursuant to the Advisory Contract, Saul Advisory assigns its rights and obligations under the Advisory Contract to the Advisor and the Advisor agrees to assume such rights and obligations;

WHEREAS, in connection with such assignment, Saul Advisory desires to assign its rights and obligations under the Existing Agreement to the Advisor and the Advisor desires to assume such rights and obligations; and

WHEREAS, the Advisor and the Trust have determined to amend and restate the Existing Agreement to modify the compensation payable to the Advisor.

NOW, THEREFORE, in consideration of the premises and mutual agreements set forth herein, the parties hereto agree as follows:

1. Assignment and Assumption.

(a) Saul Advisory hereby transfers and assigns to the Advisor all of its rights in the Existing Agreement, other than fees earned through September 30, 2005;

(b) The Advisor hereby accepts such assignment of the Existing Agreement and assumes and agrees to pay, perform and discharge in full and in a timely manner the obligations of Saul Advisory under or with respect to the Existing Agreement, as amended hereby; and

(c) The Trust hereby consents to the assignment and assumption referred to above.

2. Note Administration Fee. The Trust hereby agrees to pay a fee to the Advisor as compensation for the services provided and costs incurred by the Advisor in administering the Program in the amount of (i) during any calendar month the Trust issues notes under the Program, 2% of the principal amount of notes as they are issued or (ii) during any calendar month the Trust does not issue notes under the Program, $7,500 for such month. This revised fee shall be effective as of November 1, 2005. The fee payable to the Advisor for the period between October 1, 2005 and October 31, 2005 shall be 2% of the principal amount of notes as they are issued during such period. The Advisor shall provide the administrative services (and bear the costs) with respect to the Program that Saul Advisory provided to the Trust under the Existing Agreement. Upon the request of either the Trust or the Advisor, but at least annually, the Trust and the Advisor shall review the fee hereunder to insure that it is fair and reasonable to both the Trust and the Advisor and make any adjustment agreed upon.

3. Payment of Fee. All amounts payable to the Advisor under Section 1 shall be due on the last day of the month following the month in which the notes to which such amounts pertain were issued or, if no notes were issued during such month, on the last day of the month following such month.

4. Miscellaneous.

(a) This Agreement shall be in force until September 30, 2006, and shall continue thereafter from year to year unless cancelled by either party at the end of any contact year, upon written notice given at least three (3) months prior to the end of any such contract year.

(b) The parties hereto shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(c) This Agreement shall be construed and interpreted in accordance with the law of the State of Maryland in effect at the time (without giving effect to the application of choice of law provisions that could result in the application of the laws of any other jurisdiction).

(d) This Agreement shall be binding upon the successors and assigns of the parties hereto. This Agreement shall automatically be assigned to any person who succeeds the Advisor as the Trust’s advisor under the Advisory Contract.

(e) Anything in this Agreement to the contrary notwithstanding, the Advisor shall not have or make any claim under, by reason of, or in connection with this Agreement against the Trustees personally or the shareholders of the Trust, but shall look solely to the property of the Trust for the payment of any such claim. The Advisor hereby acknowledges that it is familiar with the Declaration of Trust of the Trust as amended and in particular the provisions thereof relating to the non-liability of shareholders and Trustees, to which reference is hereby made.

(f) This Agreement may be executed in one or more counterparts, all of which taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the Advisor and the Trust have caused this Agreement to be duly executed as of the date and year first above written.

B.F. SAUL COMPANY

By:	/s/ Ross E. Heasley
Name:	Ross E. Heasley

Title:	Vice President

B.F. SAUL REAL ESTATE INVESTMENT TRUST

By:	/s/ Patrick T. Connors
Name:	Patrick T. Connors

Title:	Vice President

Agreed and accepted solely with respect to Section 1(a) hereof as of the date first written above.

B.F. SAUL ADVISORY COMPANY, L.L.C.

By:	/s/ Ross E. Heasley
Name:	Ross E. Heasley
Title:	Vice President

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